EXHIBIT 77Q1(e)

THE RBB FUND, INC.
SUB-ADVISORY AGREEMENT
S1 FUND
            Sub-Advisory Agreement (this "Agreement") entered into as of the 16th day of May, 2013, by and between Simple Alternatives, LLC, a Delaware limited liability company (the "Adviser"), and, Garelick Capital Partners, LP, a Delaware limited partnership (the "Sub-Adviser").

            WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated September 30, 2010 (the "Advisory Agreement") with The RBB Fund, Inc. (the "Fund"), relating to the provision of investment advisory services to the S1 Fund (the "Portfolio");

            WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its investment advisory responsibilities under the Advisory Agreement to one or more sub-advisers;

            WHEREAS, pursuant to the authority granted to the Adviser in the Advisory Agreement and with the consent of the Board of Directors of the Fund (the "Board"), the Adviser and the Fund desire to retain the Sub-Adviser to render portfolio management services to the Portfolio in the manner and on the terms set forth in this Agreement, and the Sub-Adviser is willing to provide such services.

            NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.   Sub-Advisory Services.

(a) The Adviser hereby appoints the Sub-Adviser to act as a sub-adviser to the Portfolio for the periods and on the terms herein set forth. The
Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b)   The Sub-Adviser shall, subject to the
supervision and oversight of the Adviser, manage
the investment and reinvestment of such portion
of the assets of the Portfolio, as the Adviser
may from time to time allocate to the Sub-
Adviser for management (the "Sub-Advised
Assets").  The Sub-Adviser shall manage the Sub-
Advised Assets in conformity with (i) the
investment objective, policies and restrictions
of the Portfolio set forth in the Portfolio's
prospectus and statement of additional
information, as they may be amended from time to
time, any additional policies or guidelines,
including without limitation compliance policies
and procedures, established by the Adviser, the
Fund's Chief Compliance Officer, or by the
Board   that have been furnished in writing to
the Sub-Adviser, (ii) the asset diversification tests applicable to regulated investment companies pursuant to section 851(b)(3) of the Internal Revenue Code, (iii) the written instructions and directions received from the Adviser or the Board as delivered to the Sub-
Adviser; and (iv) the requirements of the Investment Company Act of 1940 (the "1940 Act"), the Investment Advisers Act of 1940 ("Advisers
Act"), and all other applicable federal and state laws governing the performance of the Sub-
Adviser's duties under this Agreement, all as may be in effect from time to time. The foregoing are referred to below together as the "Policies."

For purposes of compliance with the Policies, the Sub-Adviser shall be entitled to treat the Sub-Advised Assets as though the Sub-Advised
Assets constituted the entire Portfolio, and the Sub-Adviser shall not be responsible in any way for the compliance of any assets of the Portfolio, other than the Sub-Advised Assets, with the Policies. Subject to the foregoing, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Adviser, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Portfolio, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Sub-Advised Assets may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Sub-
Adviser shall determine. Notwithstanding the foregoing provisions of this Section 1(b), however, (i) the Sub-Adviser shall, upon and in accordance with written instructions from the Adviser, effect such portfolio transactions for the Sub-Advised Assets as the Adviser shall determine are necessary in order for the Portfolio to comply with the Policies, and (ii) upon notice to the Sub-Adviser, the Adviser may effect in-kind redemptions with shareholders of the Portfolio with securities included within the Sub-Advised Assets or effect such portfolio transactions for the Sub-Advised Assets as the Adviser shall determine are necessary in order for the Portfolio to comply with the Policies.

(c) Absent instructions from the Adviser or the officers of the Fund to the contrary, the Sub-
Adviser shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer or other person who deals in the securities in which the Portfolio is trading. In executing portfolio transactions and selecting brokers, dealers or other persons, the Sub-Adviser shall use its best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Portfolio and/or other account over which the Sub-Adviser and/or an affiliate of the Sub-
Adviser exercises investment discretion.
Brokers or dealers selected by the Sub-Adviser for the purchase and sale of securities or other investment instruments for the Sub-Advised
Assets may include brokers or dealers affiliated with the Sub-Adviser, provided such orders comply with Rules 17e-1 and 10f-3 under the 1940
Act and the Fund's Rule 17e-1 and Rule 10f-3
Procedures, respectively, in all respects or any other applicable exemptive rules or orders applicable to the Sub-Adviser. Notwithstanding the foregoing, the Sub-Adviser will not effect any transaction with a broker or dealer that is an "affiliated person" (as defined under the 1940 Act) of the Sub-Adviser or the Adviser without the prior approval of the Adviser. The
Adviser shall provide the Sub-Adviser with a list of brokers or dealers that are affiliated persons of the Adviser upon which the Sub-
Adviser shal be entitled to rely for purposes of complying with this Section 1( c)..

(d) The Sub-Adviser acknowledges that the Adviser and the Fund may rely on Rules 17a-7, 17a-10, 10f-3 and 17e-1 under the 1940 Act, and the Sub-
Adviser hereby agrees that it shall not consult with any other investment adviser to the Fund
(other than the Adviser) with respect to transactions in securities for the Sub-Advised
Assets or any other transactions in the Fund's assets, other than for the purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

(e) The Sub-Adviser has provided the Adviser with a true and complete copy of its compliance policies and procedures for compliance with Rule 206(4)-7 of the Advisers Act (the "Sub-
Adviser Compliance Policies").  The Sub-
Adviser's chief compliance officer ("Sub-Adviser
CCO") shall provide to the Fund's Chief
Compliance Officer ("Fund CCO") or his or her delegatee promptly (and in no event in more than 10 business days) the following:

(i)   a report of any material changes to the
Sub-Adviser Compliance Policies;

(ii)   a report of any compliance matter about
which the Adviser or the Fund's Board of Directors would reasonably need to know to oversee Fund compliance, and that involves, without limitation: (A) a violation of the securities laws by the Sub-Adviser or any of its officers, directors, employees or agents; (B) any material violation of the Policies or the Sub-Adviser Compliance
Policies by the Sub-Adviser or any of its officers, directors, employees or agents;
and/or (C) any material weakness in the
design or implementation of the Policies identified by the Sub-Adviser; and

(iii)   an annual (or more frequently as the
Fund CCO may reasonably request)
certification regarding the Sub-Adviser's compliance with Rule 206(4)-7 under the Advisers Act, the Policies and this Agreement .

(f) The Sub-Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Portfolio as well as other fiduciary or agency accounts managed by the Sub-
Adviser, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best overall terms available and execution with respect to common and preferred stocks and the best net price and execution with respect to other securities. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be most fair and equitable over time to the Portfolio and to its other accounts.

(g) The Sub-Adviser, in connection with its rights and duties with respect to the Portfolio and the Fund shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(h)   The services of the Sub-Adviser hereunder are
not deemed exclusive and the Sub-Adviser shall
be free to render similar services to others
(including other investment companies) so long
as its services under this Agreement are not
impaired thereby.  The Sub-Adviser   further
acknowledges that the Sub-Adviser is not the exclusive sub-adviser to the portfolio, and that the Adviser has and will retain other investment advisers to manage portions of the Portfolio, in its discretion.

(i) The Sub-Adviser shall furnish or cause to be furnished to the Adviser and the administrator of the Fund (the "Administrator") daily reports concerning portfolio transactions and holdings of the Sub-Advised Assets as the Adviser may reasonably determine in such form as may be mutually agreed upon, and agrees to review the Sub-Advised Assets with the Adviser and discuss the management of the Sub-Advised Assets. The
Sub-Adviser shall promptly respond to requests by the Adviser, the Administrator, and the Fund
CCO or their delegates for copies of the pertinent books and records maintained by the Sub-Adviser relating directly to the Portfolio.
The Sub-Adviser shall also provide the Adviser with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by it from time to time, including without limitation all material requested by or required to be delivered to the Board. The information provided to the Adviser and the Fund hereunder regarding the investments of the Sub-
Advised Assets shall be used by the Adviser and the Fund solely for purposes of assessing the performance of the Sub-Adviser and for purposes or reporting and recordkeeping; in no event will the Adviser or any of its affiliates attempt to engage in any securities trading on the basis of any such information regarding the Sub-Advised
Assets.

(j) Unless otherwise agreed, the Sub-Adviser shall have the power, discretion and responsibility to vote (or decline to vote) any proxies in connection with securities in which the Sub-
Advised Assets may be invested, in accordance with the Sub-Adviser Policies.

(k) The Sub-Adviser shall cooperate promptly and fully with the Adviser and/or the Fund in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Fund, the Portfolio or the Adviser brought by any governmental or regulatory authorities. The
Sub-Adviser shall provide to the Fund CCO or his or her delegate notice of any deficiencies that are identified by the United States Securities and Exchange Commission ("SEC") in written correspondence to the Sub-Adviser and that relate to the services provided by the Sub-
Adviser to the Portfolio pursuant to this Agreement. The Sub-Adviser shall provide such notification within a reasonable period after receiving the correspondence. The Sub-Adviser shall provide additional information with respect to such deficiencies as is reasonably requested by the Fund CCO or his or her delegatee.

(l) The Sub-Adviser shall be responsible for the preparation and filing of Schedule 13G and Form
13F on behalf of the Sub-Advised Assets.  The
Sub-Adviser shall not be responsible for the preparation or filing of any other reports required on behalf of the Sub-Advised Assets, except as may be expressly agreed to in writing.

(m) The Sub-Adviser shall maintain all books and records with respect to the Sub-Advised Assets as are required of a registered investment adviser pursuant to Section 204 of the Advisers
Act, as well as such additional books and records as to which the Adviser shall inform the Sub-Adviser are required to be maintained for the purposes of compliance with the 1940 Act and the rules thereunder. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund upon request, provided however that the Sub-Adviser shall be permitted to retain copies or any such reports of information, including for purposes of compliance with the Advisers Act or other applicable laws, rules or regulations. The Sub-
Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940
Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(n) The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser's ability to fulfill its commitments under this Agreement.

2.   Representations and Warranties of the Parties.

(a) The Sub-Adviser represents and warrants to the Adviser as follows:

(i) The Sub-Adviser is a registered investment adviser under the Advisers Act;

(ii)   The Form ADV that the Sub-Adviser has
previously provided to the Adviser is a
true and complete copy of the form as
currently filed with the SEC, and the
information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The
Sub-Adviser will promptly provide the
Adviser and the Fund with a complete copy of all subsequent amendments to its Form
ADV;

(iii)   The Sub-Adviser will carry at all
times professional errors and omissions
liability insurance covering services
provided hereunder by the Sub-Adviser in an amount determined by the sub-adviser to be appropriate, which insurance shall be primary to any insurance policy carried by the Adviser;

(iv) Upon request, the Sub-Adviser will furnish the Adviser with certificates of insurance in forms and substance reasonably acceptable to the Adviser evidencing the coverages specified in paragraph 2(a)(iii) hereof and will provide notice of termination of such coverages, if any, to the Adviser and the Fund, all as promptly as reasonably possible. The Sub-Adviser will notify the Adviser promptly, and in any event within 10 business days, when the Sub-Adviser receives notice of any termination of the specified coverage; and

(v) This Agreement has been duly authorized and executed by the Sub-Adviser.

(b)   The Adviser represents and warrants to the Sub-
Adviser as follows:

(i)   The Adviser is registered under the
Advisers Act;

(ii)   The Adviser and the Fund have obtained
approval of this Agreement from the
shareholders of the Fund or are exempt from the requirement to obtain such approval, and

(iii)   Each of the Adviser and the Fund has
duly authorized the execution of this
Agreement by the Adviser.

3.   Obligations of the Adviser.

(a)   The Adviser shall provide (or cause the
Portfolio's Custodian (as defined in Section 3 hereof) to provide) timely information to the Sub-Adviser regarding such matters as the composition of the Sub-Advised Assets, cash requirements and cash available for investment in the Sub-Advised Assets, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

(b) The Adviser has furnished the Sub-Adviser with a copy of the prospectus and statement of additional information of the Portfolio and the Adviser agrees during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Adviser agrees to furnish the Sub-Adviser with copies of any financial statements or reports made by the Portfolio to its shareholders, and any further materials or information that the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

4.   Custodian.  The Adviser shall provide the Sub-
Adviser with a copy of the Portfolio's agreement with any custodian designated to hold the assets of the Portfolio
(the "Custodian") and any material modifications thereto
(the "Custody Agreement") that may affect the Sub-
Adviser's duties, copies of such modifications to be provided to the Sub-Adviser reasonably in advance of the effectiveness of such modifications. The Sub-Advised
Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody
Agreement). The Sub-Adviser shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Sub-
Adviser properly authorized to give such instruction under the Custody Agreement. Any assets added to the Portfolio shall be delivered directly to the Custodian.

5. Use of Name. During the term of this Agreement, the Adviser shall have permission to use the Sub-Adviser's name in the marketing of the Portfolio, and agrees to furnish the Sub-Adviser, for its prior approval (which approval shall not be unreasonably withheld) at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Portfolio or the public that refer to the Sub-Adviser in any way. If the Adviser does not receive a response from the Sub-Adviser with respect to such materials within five business days of its submission for approval, such materials shall be deemed accepted by the Sub-Adviser. The Sub-Adviser agrees that Adviser may request that the Sub-Adviser approve use of a certain type, and that Adviser need not provide for approval each additional piece of marketing material that is of substantially the same type. In addition, nothing herein shall be deemed to provide any rights to use the Sub-Adviser's name or any deviation thereof, other than as set forth above, which shall remain the sole property of the Sub-Adviser.
      During the term of this Agreement, the Sub-Adviser shall not use the Fund's name without the prior consent of the Fund except as may be required for purposes of compliance with the Advisers Act and other applicable laws, rules and regulations.

6.   Expenses.  During the Term of this Agreement, the
Sub-Adviser will pay all expenses incurred by it in connection with the performance of its duties under paragraph 1 hereof other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of the securities or other investment instruments purchased or sold for the Portfolio.

7. Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid the fees in the amounts and in the manner set forth in Appendix A hereto.

8. Independent Contractor Status. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Portfolio or the Adviser.

9.   Liability and Indemnification.

(a) Liability. The duties of the Sub-Adviser shall be confined to those expressly set forth herein with respect to the Sub-Advised Assets. The
Sub-Adviser shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. Under no circumstances shall the Sub-Adviser be liable for any loss arising out of any act or omission taken by another sub-adviser, or any other third party, in respect of any portion of the Fund's assets not managed by the Sub-Adviser pursuant to this Agreement.

(b)   Indemnification.

(i)   The Sub-Adviser shall indemnify the
Adviser, the Fund and the Portfolio, and their respective affiliates and controlling persons, directors, officers and employees
(the "Adviser Indemnified Persons") for any liability and expenses, including reasonable attorneys' fees, which the
Adviser Indemnified Persons may sustain as a result of the Sub-Adviser's breach of this Agreement or its representations and warranties herein or as a result of the Sub-Adviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified
Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

(ii)   The Adviser shall indemnify the Sub-
Adviser, its affiliates and its controlling persons, directors, officers and employees
(the "Sub-Adviser Indemnified Persons") for any liability and expenses, including reasonable attorneys' fees, arising from, or in connection with, the Adviser's breach of this Agreement or its representations and warranties herein or as a result of the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Sub-
Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

10. Effective Date and Termination. This Agreement shall become effective as of the later of the date first set forth above or the effective date of the Sub-
Adviser's registration under the Adviser Act, and:

(a) unless otherwise terminated, this Agreement shall continue in effect until August 16, 2014, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Portfolio, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or the Sub-
Adviser, cast in person at a meeting called for the purpose of voting on such approval;

(b) this Agreement may at any time be terminated on 60 days' written notice to the Sub-Adviser either by vote of the Board or by vote of a majority of the outstanding voting securities of the Portfolio;

(c) this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement; and

(d)   this Agreement may be terminated by the Sub-
Adviser on 60 days' written notice to the Adviser and the Fund, or by the Adviser immediately upon notice to the Sub-Adviser.
      The Adviser shall advise the Sub-Adviser not less than 60 days prior to any scheduled expiration of this Agreement in the event that the continuance thereof has not yet been approved for the subsequent year.
Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty. All accrued and unpaid management fees shall be due and payable to the Sub-Adviser upon the termination date. As of the termination date, all assets in the Portfolio shall be the sole and exclusive responsibility of the Adviser and the Sub-Adviser shall have no further responsibilities other than to assist in an orderly transition of the management of the Portfolio to the Adviser.

11. Amendment. This Agreement may be amended at any time by mutual consent of the Adviser and the Sub-
Adviser, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser, or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

12.   Assignment.  None of the Sub-Adviser, Adviser or
Fund may assign this Agreement and this Agreement shall automatically terminate in the event of an "assignment," as such term is defined in Section 2(a)(4) of the 1940
Act. The Sub-Adviser shall notify the Adviser in writing sufficiently in advance of any proposed change of "control," as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Fund and/or the Adviser to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Sub-Advisory Agreement with the Sub-Adviser, and (c) prepare, file, and deliver any disclosure document to the Portfolio's shareholders as may be required by applicable law.

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to paragraph 10 (c) hereof) and, to the extent provided in paragraph 9 hereof, each Sub-
Adviser Indemnified Person and Adviser Indemnified
Person. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

14. Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding any party's customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

15. Confidentiality. Any information or recommendations supplied by either the Adviser or the Sub-Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of the Fund, financial information or other information relating to a party to this Agreement, are to be regarded as confidential ("Confidential Information") and held in the strictest confidence. Except as may be required by applicable law or rule as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the Custodian, and such persons as the Adviser may designate in connection with the Sub-Advised Assets.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            SIMPLE ALTERNATIVES, LLC


            By:  /s/ James K. Dilworth
            Name:  James K. Dilworth
            Title:  CEO


            GARELICK CAPITAL PARTNERS, L.P.

            By:  /s/ Bruce J. Garelick
            Name:  Bruce J. Garelick
            Title:   Managing Partner and CIO


EXHIBIT 77Q1(e)